Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MAY CASH DISTRIBUTION

DALLAS, Texas, May 18, 2012 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.137527 per unit, payable on June 14, 2012, to unit holders of record on May 31, 2012. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.

This month’s distribution increased from the previous month as the result of an increase in production and pricing for both oil and gas. This would primarily reflect production for the month of March for oil and the month of February for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

As previously reported, ConocoPhillips, as the parent company of Burlington Resources Oil & Gas Company LP, the operator of the Waddell Ranch Properties, notified Permian’s Trustee that as a result of inaccuracies in ConocoPhillips’ accounting and record keeping relating to Permian’s interest in proceeds from the gas plant production since January 2007, ConocoPhillips overpaid Permian approximately $5.9 million. The Trustee continues to evaluate the claim for overpayment.

Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 56,560 bbls and 210,547 Mcf. The average price for oil was $100.70 per bbl and for gas was $5.99 per Mcf. Capital expenditures were approximately $832,087. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month	56,560	210,547	$100.70	$5.99	**
Prior Month	50,817	159,724	$98.51	$5.90	**

**	This pricing includes sales of gas liquid products.

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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 1.877.228.5085